Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Mega Group, Inc.

We consent to the incorporation by reference in the Registration Statement on Form SB-2 of Mega Group, Inc. of our report dated August 2, 2002 relating to the consolidated balance sheets of Mega Group, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), deficiency in stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2001, annual report on Form 10-KSB of Mega Group, Inc. and to the reference to our Firm under the heading “Experts” in the prospectus.

ARONSON & COMPANY

Rockville, Maryland
December 26, 2002